Exhibit 99.1

Governor Mark Dayton Signs Legislation Strengthening Canterbury Park Holding Corporation and Minnesota’s Horse Racing Industry

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 4, 2012--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced Minnesota Governor Mark Dayton has signed legislation approved by the Minnesota Legislature (House File 2795) that amends laws governing the Company’s card room. The amendments, which are effective immediately, will increase the Company’s flexibility to operate its card room which should lead to increased revenues, as well as increased purses for live races at Canterbury Park’s Racetrack.

As amended, the law authorizes the Company to increase the number of tables in its card room from 50 to 80 and increases the poker bet limit from $60 to $100. It also removes limits on the number of poker tournaments the Company can conduct, as well as limits on the number of tables used in poker tournaments. In addition, it allows Canterbury to conduct “banked” card games, in which customers play against the house, along with the unbanked games it currently conducts. In a separate provision, the amended law establishes a framework for the possible implementation of pari-mutuel simulcasting of horse races conducted at Canterbury and other racetracks to Tribal casinos in Minnesota.

Randy Sampson, Canterbury Park’s President and CEO commented: “While this legislation will not solve the revenue problems the industry faces, it is an important step in the right direction for Minnesota horse racing. We are grateful the Legislature and Governor recognized the current, fragile state of horse breeding and horse racing in Minnesota and provided new tools we can use to strengthen our business and enhance purses. We wish to publicly express our gratitude to Senator Claire Robling (R-Jordan) and Representative Joe Hoppe (R-Chaska), the co-authors of this legislation, for their tireless efforts to bring this legislation to fruition. We also appreciate the support of the Tribal gaming industry in Minnesota and look forward to the possibility of working in cooperation with the Tribes to provide statewide exposure to horse race wagering.”

Mr. Jeff Hilger, President of the Equine Development Coalition of Minnesota, which actively supported the legislation, also commented: "Racing purses are the fuel of our horse industry. This legislation will help stop the decline of the breeding industry in Minnesota and send a clear sign to Minnesota owners and trainers that the state is serious about protecting the future of the equine industry."

Mr. Sampson commented further: “Implementation of the amended law will occur in stages. Initially, we will increase the number of tables hosting live play from 50 to 60, the card room’s current capacity, to accommodate our customers during peak periods. Additional expansion, higher betting limits and expanded poker tournaments will be implemented based on market demand. While it will take some time to determine the incremental revenue and purse enhancements from the card room legislation, we believe removing statutory restrictions will allow us to better meet customer demand and continue the growth in card room revenues we have experienced over the past year.”

Mr. Sampson concluded: “The provision in the amended law creating a framework for implementing wagering on horse races at Tribal casinos offers even greater potential for enhancing our revenues and live meet purses. However, it is difficult to predict the timing of implementation and the expected impact on purses due to the regulatory approval process and the need to determine the interest of the Tribal casinos to host horse race wagering. We are excited about the opportunity to forge a cooperative relationship with the Tribes to promote horse racing throughout the state. In addition, we are currently having conversations with the Shakopee Mdewakanton Sioux Community regarding potential joint marketing and purse enhancements. While we do not have a definitive agreement, we are encouraged that the Tribe’s elected leadership has expressed a willingness to consider working with us to provide a badly needed shot in the arm to Minnesota’s horse industry.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 2012 live race meet begins on May 18th and ends Sept 3rd. In addition, Canterbury Park’s card room hosts card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

About the Equine Development Coalition of Minnesota:
The Equine Development Coalition of Minnesota is a group of dedicated equine industry members who want to improve economic development throughout Minnesota by strengthening the state's horse industry. To learn more about the Equine Development Coalition of Minnesota, visit them online at www.equinemn.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CONTACT:
Canterbury Park Holding Corporation
Randall D. Sampson, 952-445-7223
Chief Executive Officer